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                  LIST OF SUBSIDIARIES OF
              LAZARE KAPLAN INTERNATIONAL INC.



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

NAME                                             ORGANIZED UNDER LAWS OF
- ----                                             -----------------------
Lazare Kaplan (Sierra Leone)
  Limited                                        Sierra Leone
Lazare Kaplan Japan Inc.                         Delaware
Lazare Kaplan Europe Inc.                        Delaware
Lazare Kaplan Belgium, N.V.                      Belgium
Lazare Kaplan Africa Inc.                        Delaware
Lazare Kaplan Botswana
  (Pty) Limited                                  Botswana
Lazare Kaplan Ghana Ltd.                         Bermuda
Lazare Kaplan (Bermuda) Ltd.                     Bermuda
Kaplan Offshore Trading Company                  Bermuda
Supreme Gems N.V.                                Belgium
Lazare Kaplan Belgium Jewelry N.V.               Belgium

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